Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES RECORD 2007 RESULTS

NEW RECORDS SET FOR OPERATING INCOME AND DISTRIBUTABLE CASH FLOW

RADNOR, PA (BusinessWire) February 13, 2008 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the fiscal year and three months ended December 31, 2007, including record annual and quarterly operating income and distributable cash flow.

Full-Year and Fourth Quarter 2007 Highlights

Full-year 2007 results, with comparisons to full-year 2006 results, included the following:

•	Record annual distributable cash flow, a non-GAAP (generally accepted accounting principles) measure, of $120.8 million, as compared to $100.2 million;

•	Record annual operating income of $117.7 million, as compared to $102.8 million;

•

Adjusted net income, a non-GAAP measure which excludes the effects of a non-cash change in derivatives fair value, of $89.0 million, or $1.93 per limited partner unit, as compared to $67.7 million, or $1.61 per limited partner unit;

•	Net income of $56.6 million, or $0.96 per limited partner unit, as compared to $73.9 million, or $1.56 per limited partner unit;

•	Natural gas midstream system throughput volumes of 67.8 billion cubic feet (Bcf), or 186 million cubic feet (MMcf) per day, as compared to 62.0 Bcf, or 170 MMcf per day;

•	Gross midstream processing margin of $89.9 million, or $1.33 per thousand cubic feet (Mcf), as compared to $68.1 million, or $1.10 per Mcf;

•	Coal reserves of 818 million tons, as compared to 765 million tons; and

•	Coal production by lessees of 32.5 million tons, as compared to 32.8 million tons.

Fourth quarter 2007 results, with comparisons to fourth quarter 2006 results, included the following:

•	Record quarterly distributable cash flow of $32.5 million, as compared to $25.1 million;

•	Record quarterly operating income of $36.2 million, as compared to $25.4 million;

•	Adjusted net income of $24.0 million, or $0.52 per limited partner unit, as compared to $17.3 million, or $0.40 per limited partner unit;

•	Net income of $7.0 million, or $0.07 per limited partner unit, as compared to $21.0 million, or $0.41 per limited partner unit;

•	Natural gas midstream system throughput volumes of 17.0 Bcf, or 185 MMcf per day, as compared to 16.8 Bcf, or 182 MMcf per day;

•	Gross midstream processing margin of $30.8 million, or $1.81 per Mcf, as compared to $17.4 million, or $1.04 per Mcf; and

•	Coal production by lessees of 7.3 million tons, as compared to 8.3 million tons.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

Distributable cash flow for 2007 was $120.8 million, which was $20.5 million, or 20 percent, higher than 2006. The increase was primarily due to a $14.9 million, or 14 percent, increase in operating income, lower net interest expense and a decrease in cash paid to settle derivatives. The increase in operating income was primarily due to a $19.5 million, or 67 percent, increase in operating income from the natural gas midstream segment (PVR Midstream) resulting from record high natural gas midstream processing margins. The $21.3 million, or 31 percent, increase in adjusted net income was primarily due the increase in operating income, the decrease in net interest expense and the decrease in cash paid to settle derivatives, partially offset by a $4.6 million, or six percent, decrease in operating income from the coal and natural resource management segment (PVR Coal & NRM). The $17.3 million, or 23 percent, decrease in net income was primarily due to a $37.0 million increase in derivatives expense resulting from changes in the valuation of unrealized derivative positions and, to a lesser extent, the cash paid to settle derivatives.

Distributable cash flow for the fourth quarter of 2007 was $32.5 million, which was $7.4 million, or 29 percent, higher than the fourth quarter of 2006. The increase was primarily due to the $10.8 million, or 43 percent, increase in operating income, partially offset by an increase in cash paid to settle derivatives. The $6.7 million, or 39 percent, increase in adjusted net income was primarily due to a $13.5 million, or 191 percent, increase in operating income from PVR Midstream, partially offset by a $2.7 million, or 15 percent, decrease in operating income from PVR Coal & NRM and the increase in cash paid to settle derivatives. The $14.1 million, or 67 percent, decrease in net income was primarily due to a $25.5 million increase in derivatives expense resulting from changes in the valuation of unrealized derivative positions and, to a lesser extent, the cash paid to settle derivatives.

Cash Distribution

As previously announced, on February 14, 2008, PVR will pay to unitholders of record as of February 4, 2008 a quarterly cash distribution covering the period October 1 through December 31, 2007 in the amount of $0.44 per unit, or an annualized rate of $1.76 per unit. This annualized distribution represents a $0.04 per unit, or two percent, increase over the $1.72 per unit annualized distribution paid in the prior quarter and a ten percent increase over the annualized distribution of $1.60 per unit paid in the same quarter of 2007.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to report another successful year in 2007, setting new highs for distributable cash flow and operating income. PVR increased quarterly distributions during the last three quarters of 2007 as a reflection of its strong results during the year. Our current annualized distribution of $1.76 per unit is ten percent higher than at the same time a year ago.

“PVR Midstream experienced a strong increase in operating income and cash flow throughout 2007, peaking with a record fourth quarter. Processing margins increased throughout 2007 as the fractionation or “frac” spread – which is the difference between the price of natural gas liquids (NGLs) sold and the cost of natural gas purchased on a per MMBtu basis – was at record high levels in our areas of operation and has remained strong into early 2008.

“PVR Midstream is expected to grow in 2008 due to the addition of two new gas processing plants in Texas and organic growth of our existing gathering and processing assets. We have constructed and have just recently brought on line a 60 MMcf per day processing plant in the panhandle of Texas to expand our largest processing complex. In addition, we expect to bring on line during the first quarter an 80 MMcf per day processing plant and related assets in east Texas to serve the oil and gas subsidiary of Penn Virginia Corporation (NYSE: PVA) and other oil and gas producers.

“PVR Coal & NRM completed two coal reserve acquisitions in the Illinois Basin during 2007, adding approximately 60 million tons of coal for a total acquisition cost of approximately $52 million. In addition, during the second half of 2007, PVR Coal & NRM completed acquisitions in Appalachia of forestland and oil and gas royalties for approximately $124 million. We expect both of these new assets to contribute significantly to our results in the future.

“Coal production by our lessees was essentially flat in 2007 relative to the prior year, despite a decline during the fourth quarter due to previously disclosed short-term issues at two mines in Appalachia. Lessee tonnage is expected to increase in 2008 due to the acquisitions in the Illinois Basin and in northern Appalachia, with slight decreases expected in central Appalachia and the San Juan Basin.

“The overall market for coal improved during 2007 as spot prices increased in the areas where our royalties are market sensitive, although most of our lessees’ contracts with their customers are long-term in nature. The primary reasons for the improvement in the coal market were increased domestic demand, as well as increased exports of Appalachian coal. For 2008, we expect an increase in overall coal production and also increased contributions from coal services and our recent non-coal acquisitions.”

Natural Gas Midstream Segment Review

Operating income for PVR Midstream increased 67 percent to $48.9 million in 2007 from $29.4 million in the prior year. The increase in operating income was primarily the result of high frac spreads during 2007 caused by higher NGL sale prices and lower natural gas purchase costs, along with an increase in system throughput volumes. The gross processing margin increased by 32 percent to $89.9 million, or $1.33 per Mcf, in 2007, from $68.1 million, or $1.10 per Mcf, in the prior year. Adjusted for the cash impact of derivatives, the gross processing margin was $76.7 million, or $1.13 per Mcf, in 2007, up 51 percent from $50.6 million, or $0.82 per Mcf, in the prior year. System throughput volumes at PVR’s gas processing plants and gathering systems increased nine percent to 67.8 Bcf, or approximately 186 MMcf per day, in 2007 from 62.0 Bcf, or approximately 170 MMcf per day, in the prior year. The increase in system throughput volumes was primarily due to PVR’s success in contracting and connecting new supply to its facilities. Much of this new gas is a result of continued successful development by the producers operating in the vicinity of PVR’s systems. Expenses other than the cost of midstream gas purchased increased by $4.7 million during 2007 to $45.6 million primarily due to increases in depletion, depreciation and amortization (DD&A), general and administrative (G&A), taxes other than income and other operating expenses.

Fourth quarter 2007 segment operating income increased 191 percent to $20.6 million from $7.1 million in the prior year quarter. The increase in operating income was primarily the result of a record frac spreads during the fourth quarter of 2007, along with an increase in system throughput volumes. In the fourth quarter of 2007, the gross midstream processing margin increased by 77 percent to $30.8 million, or $1.81 per Mcf, from $17.4 million, or $1.04 per Mcf, in the prior year quarter. Adjusted for the cash impact of derivatives, the gross midstream processing margin was $23.1 million, or $1.36 per Mcf, in the fourth quarter of 2007, up 65 percent from $14.0 million, or $0.84 per Mcf, in the prior year quarter. System throughput volumes at PVR’s gas processing plants and gathering systems increased two percent to 17.0 Bcf, or approximately 185 MMcf per day, in the fourth quarter of 2007 from 16.8 Bcf, or approximately 182 MMcf per day, in the prior year quarter. The volumes during the fourth quarter were in the lower end of previously provided guidance levels due to equipment- and weather-related delays in the start up of the new gas processing plant in the panhandle of Texas. Expenses other than the cost of midstream gas purchased increased by $0.8 million during the fourth quarter of 2007 to $11.7 million, primarily due to increases in taxes other than income, DD&A and other operating expenses.

Coal and Natural Resource Management Segment Review

As of December 31, 2007, PVR owned or controlled approximately 818 million tons of proven and probable coal reserves located in central Appalachia, the Illinois Basin, northern Appalachia and the San Juan Basin. Coal production by PVR’s lessees decreased one percent to 32.5 million tons in 2007 from 32.8 million tons in 2006 primarily due to fourth quarter decreases in central and northern Appalachia production, discussed below, partially offset by increases in the Illinois Basin, due to acquisitions, and in the San Juan Basin.

During 2007, operating income for PVR Coal & NRM decreased six percent to $68.8 million from $73.4 million in the prior year. Revenues decreased one percent to $111.6 million in 2007 primarily due to a four percent decrease in coal royalties revenue, partially offset by an 18 percent increase in coal services and other revenues. Coal royalties revenue decreased slightly during 2007 due a decrease in average coal royalties per ton, with coal production by PVR’s lessees that was largely flat in 2007 as compared to 2006. Primarily due to the combination of increased production in the Illinois Basin, which has lower coal prices and therefore lower royalty realizations, and reduced production in central Appalachia, which has higher coal prices and royalty rates, average coal royalties per ton decreased three percent to $2.89 in 2007 from $2.99 in the prior year. Net of coal royalties expense, average coal royalties per ton decreased two percent to $2.72 in 2007 from $2.78 in the prior year. Operating expenses increased eight percent to $42.8 million from $39.5 million as a result of increases in G&A, DD&A and other operating expenses, partially offset by a decrease in coal royalties expense.

In the fourth quarter of 2007, operating income for PVR Coal & NRM decreased by 15 percent to $15.6 million from $18.3 million in the prior year quarter. Revenues decreased by 12 percent to $26.3 million from the prior year quarter primarily due to a 17 percent decrease in coal royalties revenue, partially offset by a 13 percent increase in coal services and other revenues. Coal royalties revenue decreased primarily due to a 1.0 million ton, or 12 percent, decrease in coal production by PVR’s lessees to 7.3 million tons in the fourth quarter of 2007 and a decrease in average coal royalties per ton. The decrease in coal production by lessees was related to delays in moving longwall equipment at two mines in central Appalachia and northern Appalachia. Both longwall operations were back on production by mid-December 2007. Despite these developments, lessee production in 2007 remained within original guidance, with an increase in lessee production expected during 2008. In the fourth quarter of 2007, average coal royalties per ton decreased from the prior year quarter by six percent to $2.82 from $2.99 in the prior year quarter. Net of coal royalties expense, average coal royalties per ton remained flat at $2.69 in the fourth quarter of 2007 as compared to the prior year quarter. Operating expenses also decreased by eight percent to $10.7 million due to a decrease in coal royalties expense, partially offset by increases in DD&A and G&A expenses.

Capital Resources and Impact of Derivatives

As of December 31, 2007, PVR’s outstanding borrowings were $411.7 million, including $12.6 million of senior unsecured notes classified as current portion of long-term debt, an increase from $218.0 million as of December 31, 2006. The increase in outstanding borrowings was due to coal reserve, forestland and oil and gas royalty acquisitions primarily in the second half of 2007, as well as natural gas midstream capital expenditures. Interest expense decreased from $18.8 million in 2006 to $17.3 million in 2007 due to the lower weighted average level of outstanding borrowings and lower interest rates during 2007 as compared to 2006. Interest expense increased from $5.1 million in the fourth quarter of 2006 to $5.5 million in the fourth quarter of 2007 due to the higher weighted average level of outstanding borrowings during the fourth quarter of 2007 as compared to the prior year quarter.

During 2007, derivatives expense related to PVR Midstream was $45.6 million, as compared to expense of $11.3 million in 2006. Cash settlements of derivatives included in these amounts resulted in net cash payments of $17.8 million during 2007, down from $19.4 million of net cash payments in the prior year. For the fourth quarter of 2007, derivatives expense was $24.6 million, as compared to income of $0.4 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $8.8 million during the fourth quarter of 2007, a $4.8 million increase from $4.0 million of net cash payments in the prior year quarter. See the natural gas midstream segment review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross processing margin.

See the Guidance Table included in this release for detail of derivative positions as of December 31, 2007.

Guidance for 2008

See the Guidance Table included in this release for guidance estimates for full-year 2008. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A joint conference call and webcast, during which management will discuss 2007 full-year and fourth quarter financial and operational results for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), is scheduled for Thursday, February 14, 2008 at 1:00 p.m. ET. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until February 28, 2008 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #270357. An on-demand replay of the conference call will be available at PVR’s website beginning shortly after the call.

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Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business. For more information, please visit PVR’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to generate sufficient cash from our natural gas midstream and coal and natural resource management businesses to pay the minimum quarterly distribution to our general partner and our unitholders; energy prices generally and specifically, the price of natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; our ability to acquire new coal reserves or natural gas midstream assets on satisfactory terms; the price for which we can acquire coal reserves; our ability to continually find and contract for new sources of natural gas supply; our ability to retain existing or acquire new natural gas midstream customers; our ability to lease new and existing coal reserves; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves; the ability of our lessees to obtain favorable contracts for coal produced from our reserves; competition among producers in the coal industry generally and among natural gas midstream companies; our exposure to the credit risk of our coal lessees and natural gas midstream customers; the extent to which the amount and quality of our actual production differ from our estimated recoverable proved coal reserves; hazards or operating risks incidental to natural gas midstream operations; unanticipated geological problems; the dependence of our natural gas midstream business on having connections to third party pipelines; the availability of production equipment and materials; the occurrence of unusual weather or operating conditions including force majeure events; the failure of our infrastructure and our lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of our coal lessees and natural gas midstream customers, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; our ability to expand our natural gas midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; and changes in financial market conditions.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per unit or per ton data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues
Natural gas midstream	$123,079	$97,375	$433,174	$402,715
Coal royalties	20,685	24,875	94,140	98,163
Coal services	1,604	1,519	7,252	5,864
Other	5,529	4,001	14,879	11,149

Total revenues	150,897	127,770	549,445	517,891

Expenses
Cost of midstream gas purchased	92,293	79,979	343,293	334,594
Operating	4,729	6,053	20,964	20,003
Taxes other than income	924	735	3,036	2,354
General and administrative	5,807	5,624	22,915	20,627
Depreciation, depletion and amortization	10,912	9,992	41,512	37,493

Total expenses	114,665	102,383	431,720	415,071

Operating income	36,232	25,387	117,725	102,820

Interest expense	(5,496)	(5,062)	(17,338)	(18,821)
Interest income	873	287	1,804	1,189
Derivatives	(24,641)	416	(45,568)	(11,260)

Net income	$6,968	$21,028	$56,623	$73,928

Allocation of net income:
General partner’s interest in net income	$3,633	$3,353	$12,452	$8,321
Limited partners’ interest in net income	$3,335	$17,675	$44,171	$65,607

Basic and diluted net income per limited partner unit, common, Class B and subordinated	$0.07	$0.41	$0.96	$1.56

Weighted average units outstanding	46,106	43,121	46,103	42,014

Other data:

Distributions to limited partners (per unit)—(a)	$0.440	$0.400	$1.700	$1.525

Distributions paid	$23,796	$18,994	$89,649	$66,954

Distributable cash flow (non-GAAP)—(b)	$32,473	$25,123	$120,752	$100,235

Coal and natural resource management segment:
Coal royalty tons (in thousands)	7,342	8,311	32,528	32,778
Average coal royalties ($ per ton)	$2.82	$2.99	$2.89	$2.99
Natural gas midstream segment:
System throughput volumes (MMcf)	17,047	16,761	67,810	61,995
Gross processing margin (in thousands)	$30,786	$17,396	$89,881	$68,121

(a) - These quarterly distributions are for the periods shown and are payable within 45 days after the end of each quarter to unitholders of record and to our general partner.

(b) - See Certain Non-GAAP Financial Measures for the calculation and description of distributable cash flow.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	December 31, 2007	December 31, 2006
Assets
Cash	$19,530	$11,440
Receivables	78,888	66,987
Derivative assets	1,212	449
Other current assets	4,104	2,587

Total current assets	103,734	81,463
Property and equipment, net	731,282	556,513
Derivative assets	—	2,455
Other long-term assets	96,263	73,592

Total assets	$931,279	$714,023

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$76,236	$63,253
Current portion of long-term debt	12,561	10,832
Deferred income	2,958	6,999
Derivative liabilities	41,733	6,996

Total current liabilities	133,488	88,080
Derivative liabilities	1,315	6,618
Other long-term liabilities	26,047	9,931
Long-term debt	399,153	207,214
Partners’ capital	371,276	402,180

Total liabilities and partners’ capital	$931,279	$714,023

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited (in thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating Activities
Net income	$6,968	$21,028	$56,623	$73,928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,912	9,992	41,512	37,493
Commodity derivative contracts:
Total derivative losses	25,804	262	50,163	13,213
Cash payments to settle derivatives for the period	(8,816)	(4,031)	(17,779)	(19,436)
Noncash interest expense	184	196	678	769
Equity earnings, net of distributions received	848	(286)	(285)	1,317
Note receivable interest income	(639)	—	(639)	—
Gain on sale of property and equipment	(206)	—	(206)	—
Changes in operating assets and liabilities	6,433	4,759	(2,243)	60

Net cash provided by operating activities	41,488	31,920	127,824	107,344

Investing Activities
Acquisitions	(31,038)	(9,673)	(176,917)	(91,259)
Additions to property and equipment	(18,468)	(11,560)	(48,123)	(38,453)
Other	661	3	858	36

Net cash used in investing activities	(48,845)	(21,230)	(224,182)	(129,676)

Financing Activities
Distributions to partners	(23,796)	(18,994)	(89,649)	(66,954)
Proceeds (payments) from borrowings, net	47,500	(108,600)	193,500	(37,100)
Proceeds from issuance of units	—	115,008	860	115,008
Payments for debt issuance costs	(263)	(375)	(263)	(375)

Net cash provided by (used in) financing activities	23,441	(12,961)	104,448	10,579

Net increase (decrease) in cash and cash equivalents	16,084	(2,271)	8,090	(11,753)
Cash and cash equivalents-beginning balance	3,446	13,711	11,440	23,193

Cash and cash equivalents-ending balance	$19,530	$11,440	$19,530	$11,440

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$6,968	$21,028	$56,623	$73,928
Depreciation, depletion and amortization	10,912	9,992	41,512	37,493
Commodity derivative contracts:
Derivative losses included in operating income	1,163	678	4,595	1,953
Derivative losses (gains) included in other income	24,641	(416)	45,568	11,260
Cash payments to settle derivatives for the period	(8,816)	(4,031)	(17,779)	(19,436)
Non-cash cost of gas purchased	—	—	—	4,551
Maintenance capital expenditures	(2,395)	(2,128)	(9,767)	(9,514)

Distributable cash flow (Note 1)	$32,473	$25,123	$120,752	$100,235

Distribution to Partners:
Limited partner units	$19,826	$16,658	$76,536	$61,427
General partner interest	405	340	1,562	1,254
Incentive distribution rights (Note 2)	3,565	1,996	11,551	4,273

Total cash distribution paid	$23,796	$18,994	$89,649	$66,954

Total cash distribution paid per unit	$0.430	$0.400	$1.660	$1.475

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$6,968	$21,028	$56,623	$73,928
Adjustments for derivatives:
Derivative losses included in operating income	1,163	678	4,595	1,953
Derivative losses (gains) included in other income	24,641	(416)	45,568	11,260
Cash payments to settle derivatives for the period	(8,816)	(4,031)	(17,779)	(19,436)

Net income, as adjusted (Note 3)	$23,956	$17,259	$89,007	$67,705

Net income as adjusted per unit, basic and diluted	$0.52	$0.40	$1.93	$1.61

Note 1 - Distributable cash flow represents net income plus depreciation, depletion and amortization expense, plus derivative losses (gains) included in operating income and other income, plus cash paid for derivative settlements, minus non-cash cost of midstream gas purchased minus maintenance capital expenditures. Maintenance capital expenditures are capital expenditures (as defined by GAAP) which are not expansion capital expenditures. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to PVR’s partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

Note 2 - In accordance with PVR’s partnership agreement, incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

Note 3 - Net income as adjusted represents net income excluding any gains or losses on derivatives and reflects cash settlements received (paid). PVR believes “net income as adjusted” provides a useful measure which excludes the impact of mark-to-market accounting.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended December 31, 2007

Revenues
Natural gas midstream	$—	$123,079	$123,079
Coal royalties	20,685	—	20,685
Coal services	1,604	—	1,604
Timber	1,181	—	1,181
Oil and gas royalties	1,017	—	1,017
Other	1,842	1,489	3,331

Total revenues	26,329	124,568	150,897

Expenses
Cost of midstream gas purchased	—	92,293	92,293
Coal royalties expense	958	—	958
Other operating	445	3,326	3,771
Taxes other than income	278	646	924
General and administrative	2,968	2,839	5,807
Depreciation, depletion and amortization	6,047	4,865	10,912

Total expenses	10,696	103,969	114,665

Operating income	$15,633	$20,599	$36,232

Additions to property and equipment and acquisitions	$31,045	$18,461	$49,506

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended December 31, 2006

Revenues
Natural gas midstream	$—	$97,375	$97,375
Coal royalties	24,875	—	24,875
Coal services	1,519	—	1,519
Timber	498	—	498
Oil and gas royalties	290	—	290
Other	2,684	529	3,213

Total revenues	29,866	97,904	127,770

Expenses
Cost of midstream gas purchased	—	79,979	79,979
Coal royalties expense	2,516	—	2,516
Other operating	523	3,014	3,537
Taxes other than income	369	366	735
General and administrative	2,808	2,816	5,624
Depreciation, depletion and amortization	5,349	4,643	9,992

Total expenses	11,565	90,818	102,383

Operating income	$18,301	$7,086	$25,387

Additions to property and equipment and acquisitions	$11,795	$9,438	$21,233

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Year Ended December 31, 2007

Revenues
Natural gas midstream	$—	$433,174	$433,174
Coal royalties	94,140	—	94,140
Coal services	7,252	—	7,252
Timber	1,711	—	1,711
Oil and gas royalties	1,864	—	1,864
Other	6,672	4,632	11,304

Total revenues	111,639	437,806	549,445

Expenses
Cost of midstream gas purchased	—	343,293	343,293
Coal royalties expense	5,540	—	5,540
Other operating	2,531	12,893	15,424
Taxes other than income	1,110	1,926	3,036
General and administrative	10,957	11,958	22,915
Depreciation, depletion and amortization	22,690	18,822	41,512

Total expenses	42,828	388,892	431,720

Operating income	$68,811	$48,914	$117,725

Additions to property and equipment and acquisitions	$177,960	$47,080	$225,040

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Year Ended December 31, 2006

Revenues
Natural gas midstream	$—	$402,715	$402,715
Coal royalties	98,163	—	98,163
Coal services	5,864	—	5,864
Timber	1,024	—	1,024
Oil and gas royalties	957	—	957
Other	6,973	2,195	9,168

Total revenues	112,981	404,910	517,891

Expenses
Cost of midstream gas purchased	—	334,594	334,594
Coal royalties expense	6,927	—	6,927
Other operating	1,673	11,403	13,076
Taxes other than income	934	1,420	2,354
General and administrative	9,604	11,023	20,627
Depreciation, depletion and amortization	20,399	17,094	37,493

Total expenses	39,537	375,534	415,071

Operating income	$73,444	$29,376	$102,820

Additions to property and equipment and acquisitions	$92,697	$37,015	$129,712

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE - unaudited

(dollars in millions, except operating data)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for 2008.

	Actual					2008 Guidance
	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	YTD 2007
Coal and Natural Resource Management Segment:
Coal royalty tons (millions)	8.3	8.1	8.8	7.3	32.5	33.5	—	35.5

Revenues:
Average coal royalties per ton	$3.02	2.98	2.76	2.82	2.89	2.65	—	2.75
Other	$3.5	4.4	4.0	5.6	17.5	25.0	—	27.0

Expenses:
Cash operating expenses	$5.1	5.5	4.9	4.6	20.1	21.0	—	23.0
Depreciation, depletion and amortization	$5.6	5.3	5.8	6.0	22.7	31.0	—	33.0

Capital Expenditures:
Expansion and acquisitions	$0.4	52.1	93.4	31.0	176.9		2.0
Maintenance capital expenditures	$0.1	—	—	—	0.1		0.2
Total segment capital expenditures	$0.5	52.1	93.4	31.0	177.0		2.2

Natural Gas Midstream Segment:
System throughput volumes (MMcf per day)	177	187	194	185	186	220	—	230

Expenses:
Cash operating expenses	$6.9	6.3	6.7	6.8	26.8	34.0	—	36.0
Depreciation, depletion and amortization	$4.6	4.5	4.8	4.9	18.8	22.0	—	24.0

Capital Expenditures:
Expansion and acquisitions	$5.7	6.9	9.1	17.0	38.7		8.0
Maintenance capital expenditures	$1.9	2.7	2.8	2.4	9.8		13.0
Total segment capital expenditures	$7.6	9.6	11.9	19.4	48.5		21.0

Other:
Interest expense:
Average long-term debt outstanding	$221.8	241.6	295.7	396.8	289.3		433.5
Interest rate	6.2%	5.9%	5.9%	6.6%	6.2%		7.0%

These estimates are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of December 31, 2007

	Average Volume Per Day		Weighted Average Price		Weighted Average Price Collars
					Put	Call
Frac Spread	(in MMBtu	)	(per MMBtu	)
First quarter 2008 through fourth quarter 2008	7,824		$5.02

Ethane Sale Swap	(in gallons	)	(per gallon	)
First quarter 2008 through fourth quarter 2008	34,440		$0.4700

Propane Sale Swaps	(in gallons	)	(per gallon	)
First quarter 2008 through fourth quarter 2008	26,040		$0.7175

Crude Oil Sale Swaps	(in barrels	)	(per barrel	)
First quarter 2008 through fourth quarter 2008	560		$49.27

Natural Gasoline Collar	(in gallons	)			(per gallon)
First quarter 2008 through fourth quarter 2008	6,300				$1.4800	$1.6465

Crude Oil Collar	(in barrels	)			(per barrel)
First quarter 2008 through fourth quarter 2008	400				$65.00	$75.25

Natural Gas Sale Swaps	(in MMBtu	)	(per MMBtu	)
First quarter 2008 through fourth quarter 2008	4,000		$6.97

Management estimates that excluding the above derivative positions, for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.50 per MMBtu budgeted 2008 benchmark price, natural gas midstream gross processing margin and operating income in 2008 would increase or decrease, respectively, by $12.0 million. This assumes oil and other liquids prices and inlet volumes remain constant at budgeted levels. In addition, management also estimates that excluding the above derivative positions, for every $5.00 per barrel increase or decrease in the oil prices from the $80.00 per barrel budgeted 2008 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by $10.8 million. This assumes natural gas prices and inlet volumes remain constant at budgeted levels. These estimated changes in gross margin and operating income exclude the potential cash receipts or payments in settling these derivative positions.